                                                                    Exhibit 99.1


(SANDERSON FARMS LOGO) SANDERSON FARMS, INC.
                       GENERAL OFFICES
                       Post Office Box 988 . Laurel, Mississippi 39441-0988 Telephone (601) 649-4030 . Facsimile (601) 426-1461


               CONTACT: MIKE COCKRELL
                        TREASURER & CHIEF FINANCIAL OFFICER
                        (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                   RESULTS FOR FOURTH QUARTER AND FISCAL 2004

LAUREL, Miss. (December 7, 2004) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2004.

      Net sales for the fourth quarter of fiscal 2004 were $259.2 million compared with $254.7 million for the same period a year ago. For the quarter, net income was $5.1 million, or $0.25 per diluted share, compared with net income of $20.5 million, or $1.04 per diluted share, for the fourth quarter of fiscal 2003.

      Net sales for fiscal 2004 were $1.052 billion compared with $872.2 million for fiscal 2003. Net income for the year totaled $91.4 million, or $4.57 per diluted share, compared with net income of $54.1 million, or $2.75 per diluted share, for last year. During fiscal 2004, the Company recognized $177,000, net of income taxes, for Sanderson Farms' share in the partial settlement of lawsuits against vitamin and methionine suppliers for overcharges, compared with total similar recoveries of $7.6 million, net of income taxes, or $0.38 per diluted share, during fiscal 2003.

      On January 29, 2004, the Company's Board of Directors approved a three-for-two stock split effected as a 50% stock dividend. All share and per share data for the periods presented have been adjusted to reflect this split.

      "Fiscal 2004 was another successful year for Sanderson Farms by every measure," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "We reached a significant milestone with the Company's sales exceeding $1 billion for the first time and, more importantly, we are pleased to deliver another year of improved earnings to our shareholders. These results reflect our focus on operational execution and ability to capitalize on strong market conditions through most of the fiscal year."

      According to Sanderson, overall market prices for poultry products were less favorable during the fourth quarter than the Company experienced for the first three quarters of Fiscal 2004, but the markets for the year showed considerable strength. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 13.0% in the Company's fourth fiscal quarter compared with the same period in 2003, and increased 15.0% for the full fiscal year compared with last year. Bulk leg quarter prices increased 7.2% during the quarter compared with last year's fourth quarter, and were 41.0% higher for the year compared with last year. Boneless breast meat prices during the quarter were approximately 0.1% higher than the prior-year period, and were up 22.0% for the year. Wing prices averaged $1.03 per pound, up 50.6% from the average of $0.68 per pound during the fourth quarter of fiscal 2003. At the same time, however, costs for corn and soybean meal, the Company's primary feed ingredients, increased 16.4% and 74.2%, respectively, compared with the fourth quarter a year ago.



                                     -MORE-

Sanderson Farms Reports Year-end 2004 Results
Page 2
December 7, 2004


      Sanderson added, "Our operations have continued to run at near full capacity and the Company processed a record 1.6 billion dressed pounds in Fiscal 2004. We look forward to further growth with the construction of Sanderson Farms' new poultry processing complex in South Georgia underway as planned. These facilities will comprise a state-of-the-art poultry complex with capacity to process 1.25 million birds per week at full capacity. We expect initial operations at the new complex will begin during the Company's fourth fiscal quarter of 2005.

      "Maintaining a strong balance sheet and carefully managing our working capital have continued to be top priorities for Sanderson Farms. As of October 31, 2004, our balance sheet reflects $75.9 million in cash and cash equivalents. During fiscal 2004, we generated cash flow well in excess of our capital expenditure needs, were able to significantly reduce debt, and were pleased to reward our shareholders through dividends. During the fourth fiscal quarter, the Board of Directors declared a special dividend of $0.50 (fifty cents) per share and increased the regular quarterly dividend to reflect a new annual dividend rate of $0.40 (forty cents) per share. Additionally, our strong financial position provides us with the flexibility to pursue our strategic growth initiatives, including the expansion in Georgia.

      "Looking ahead, we enter Fiscal 2005 with confidence that we will continue to build on our momentum. The outlook appears promising for continued strong consumer demand for chicken and improvement in exports, which should produce a favorable market environment next year. We also will realize a significant reduction in our operating costs with materially lower prices projected for corn and soybean meal, our primary feed ingredients. We have already contracted for a portion of our feed grain needs for fiscal 2005, and, based on the pricing of those purchases and given current conditions, we expect to realize savings of between $60 million and $65 million during fiscal 2005 compared with fiscal 2004. We are excited about the opportunities ahead for Sanderson Farms and our prospects for continued growth. Our core strengths, including operational excellence, a proven product mix, exceptional customer service and financial strength, provide us with confidence that we will reach our objectives in Fiscal 2005," concluded Sanderson.

      Sanderson Farms will hold a conference call to discuss this press release today, December 7, 2004, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.fulldisclosure.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through January 7, 2005.

      Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

      This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2003 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2004.



                                     -MORE-

Sanderson Farms Reports Year-end 2004 Results
Page 3
December 7, 2004


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                    (In thousands, except per share amounts)


                                               THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                  OCTOBER 31,                     OCTOBER 31,
                                          ---------------------------     ---------------------------
                                              2004            2003            2004            2003
                                          -----------     -----------     -----------     -----------
Net sales                                 $   259,223     $   254,712     $ 1,052,297     $   872,235
Costs and expenses:
   Cost of sales                              233,033         205,864         842,337         741,420
   Selling, general and administrative         18,166          14,778          59,806          40,293
                                          -----------     -----------     -----------     -----------
                                              251,199         220,642         902,143         781,713
                                          -----------     -----------     -----------     -----------

   Operating income                             8,024          34,070         150,154          90,522

Other income (expense):
   Interest income                                547              29             743              80
   Interest expense                              (322)           (450)         (1,569)         (2,484)
   Other                                            2              74             (60)             43
                                          -----------     -----------     -----------     -----------
                                                  227            (347)           (886)         (2,361)
                                          -----------     -----------     -----------     -----------


Income before income taxes                      8,251          33,723         149,268          88,161
Income tax expense                              3,190          13,223          57,840          34,100
                                          -----------     -----------     -----------     -----------
Net income                                $     5,061     $    20,500     $    91,428     $    54,061
                                          ===========     ===========     ===========     ===========

Basic earnings per share                  $      0.25     $      1.05     $      4.62     $      2.78
                                          ===========     ===========     ===========     ===========
Diluted earnings per share                $      0.25     $      1.04     $      4.57     $      2.75
                                          ===========     ===========     ===========     ===========
Dividends per share                       $      0.60     $      0.41     $      0.84     $      0.61
                                          ===========     ===========     ===========     ===========

Weighted average shares outstanding:
   Basic                                       19,945          19,509          19,789          19,462
                                          ===========     ===========     ===========     ===========
   Diluted                                     20,105          19,785          19,995          19,689
                                          ===========     ===========     ===========     ===========



                                     -MORE-

Sanderson Farms Reports Year-end 2004 Results
Page 4
December 7, 2004


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                     OCTOBER 31,     OCTOBER 31,
                                                         2004            2003
                                                      ---------       ---------
ASSETS
Current assets:
   Cash and cash equivalents                          $  75,910       $  22,224
   Accounts receivable, net                              49,240          46,195
   Income taxes receivable                                2,592              --
   Inventories                                           75,603          61,753
   Prepaid expenses                                      13,077          13,001
                                                      ---------       ---------

Total current assets                                    216,422         143,173

Property, plant and equipment:
   Land and building                                    141,727         135,865
   Machinery and equipment                              257,671         240,369
                                                      ---------       ---------
                                                        399,398         376,234
Less accumulated depreciation                          (242,685)       (221,010)
                                                      ---------       ---------
                                                        156,713         155,224

Other assets                                              1,872             508
                                                      ---------       ---------

Total assets                                          $ 375,007       $ 298,905
                                                      =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $  30,384       $  19,033
   Accrued expenses                                      31,029          37,540
   Current maturities of long-term debt                   4,385           4,364
                                                      ---------       ---------
Total current liabilities                                65,798          60,937

Long-term debt, less current maturities                  10,918          21,604
Claims payable                                            2,600           2,600
Deferred income taxes                                    16,350          16,665
Stockholders' equity                                    279,341         197,099
                                                      ---------       ---------

Total liabilities and stockholders' equity            $ 375,007       $ 298,905
                                                      =========       =========


                                      -END-